Exhibit 99.1

Papa John’s and Shaquille O’Neal Enter New Partnership

O’Neal to Join Company’s Board of Directors and Invest in Nine Papa John’s Restaurants in Atlanta

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 22, 2019--Papa John’s International, Inc. (NASDAQ: PZZA) today announced that NBA Hall of Famer and restaurateur Shaquille O’Neal will be joining Papa John’s as a member of the Company’s Board of Directors and as an investor in nine Papa John’s restaurants in the Atlanta, Georgia area. In addition, Mr. O’Neal will enter into a marketing agreement to be an ambassador for the Papa John’s brand.

A four-time NBA champion and television sports analyst on Inside the NBA, Mr. O’Neal has established a strong business track record as an investor, restaurateur and franchise owner. He currently owns a Krispy Kreme Doughnuts franchise in Atlanta and previously owned 27 Five Guys Burgers and Fries franchises. In addition, he is the founder and owner of Big Chicken, a fast casual fried chicken restaurant in Las Vegas, Nevada, and Shaquille’s, a fine dining restaurant in Los Angeles, California. He is also a minority owner of the Sacramento Kings NBA franchise. As a partner, endorser and spokesperson, Mr. O’Neal has significant experience helping to market and grow leading consumer brands across multiple categories.

“We are thrilled to partner with Shaquille and welcome him to the Papa John’s Board,” said Jeff Smith, Chairman of the Papa John’s Board of Directors. “Shaquille has an excellent entrepreneurial background, including as a restaurant franchise owner, and is a natural creative marketer. Shaquille has demonstrated great success through understanding the customer value proposition with product and brand differentiation. The Board and I are excited to work with Shaquille and look forward to the terrific possibilities to strengthen our position together.”

Steve Ritchie, President and CEO of Papa John’s, said, “In addition to his business acumen, Shaquille understands how to build lasting connections with consumers and energize employees. I look forward to working with him as a board member and brand partner to advance the many initiatives we are pursuing across the organization to create even greater success for Papa John’s and our stakeholders.”

“I have truly enjoyed the high-quality Papa John’s product for years and am excited to be able to help Papa John’s raise their game to new heights,” said Mr. O’Neal. “This is a triple threat opportunity for me. I am excited to join the Board and to help lead from the top, while also investing in nine stores in my home town of Atlanta and being an ambassador for the brand. I look forward to working with my colleagues on the Board and using my experience in business and community to build on the progress being made at Papa John’s. Papa John’s is building a better culture, and I want to be a part of improving the Company from the inside out.”

Including Mr. O’Neal, six new directors have been added to the Company’s Board of Directors in 2019. This includes four new independent directors, Jeff Smith, CEO of Starboard Value who also is Papa John’s new independent Chairman, Michael Dubin, CEO and Founder of Dollar Shave Club, Jocelyn Mangan, CEO and Founder of Him For Her and a former executive at Snagajob and OpenTable, and Anthony Sanfilippo, former Chairman and Chief Executive Officer of Pinnacle Entertainment, as well as Steve Ritchie, President and CEO of Papa John’s.

About Shaquille O’Neal

Mr. O’Neal’s business career includes success in broadcasting, endorsements, music, television and gaming. He has served as an analyst on Inside the NBA since 2011. He has been an investor in franchised and other restaurants since 2010 and actively operates Big Chicken, a fast casual fried chicken restaurant in Las Vegas, and Shaquille’s, a fine dining restaurant in Los Angeles. Mr. O’Neal is considered to be one of the most dominant basketball players in NBA history, drafted by the Orlando Magic with the first overall pick in the 1992 NBA draft. His NBA career spanned from 1992 until 2011. He serves on the national Board of Directors of Communities In Schools, a non-profit devoted to empowering students to stay in school and achieve in life.

About Papa John’s

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. (NASDAQ: PZZA) is the world’s third-largest pizza delivery company. In 2018, consumers rated Papa John’s No. 1 in product and service quality among national pizza chains in the American Customer Satisfaction Index (ACSI). For 17 of the past 19 years, consumers have rated Papa John’s No. 1 in customer satisfaction among national pizza chains in the American Customer Satisfaction Index (ACSI). For more information about the Company or to order pizza online, visit Papa John’s at www.papajohns.com.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning: business performance; revenue; earnings; cash flow; investments in certain growth initiatives, advertising, marketing and promotional activity, rebranding efforts, and technological investments; capital allocation; consumer sentiment; profit margins; unit growth; unit level performance; capital expenditures; corporate governance; board composition, performance and strategy; shareholder and other stakeholder engagement and support; strategic decisions and actions; and related initiatives and actions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to those in our risk factors discussed in detail in “Part I. Item 1A. — Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30 2018. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

CONTACT:
Investors:
Joe Smith, 502-261-7272
Chief Financial Officer
Joe_Smith@papajohns.com

Media:
Madeline Chadwick, 502-261-4189
VP, Communications
Madeline_Chadwick@papajohns.com